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                                                                    EXHIBIT 11.1

                        COMPUTATION OF PER SHARE EARNINGS

                                                         Three Months Ended      Nine Months Ended
                                                            September 30,           September 30,
                                                         1998        1997         1998        1997
                                                       --------    --------     --------    --------
BASIC

Net income (loss)                                         3,408      (1,444)       9,872      (3,143)

Weighted average shares outstanding                      18,908       2,000       18,572       2,000

Net income (loss) per share                            $   0.18    $  (0.72)    $   0.53    $  (1.57)


DILUTED

Net income (loss)                                         3,408      (1,444)       9,872      (3,143)

Weighted average shares outstanding                      18,908       2,000       18,572       2,000

Weighted average common stock equivalents                   448           0          647           0
                                                       --------    --------     --------    --------

Total shares outstanding                                 19,356       2,000       19,219       2,000

Net income (loss) per share                            $   0.18    $  (0.72)    $   0.51    $  (1.57)